Exhibit 10.4

May 31, 2019

Chris Claus, Chairman of the Board
Jeff Swart, EVP, General Counsel & Secretary
TrueCar, Inc.
120 Broadway, Suite 300
Santa Monica, CA 90401

Dear Chris and Jeff,

This is to inform you that I hereby resign from all of my positions at TrueCar, Inc. and its affiliates, including my positions as President and CEO of TrueCar, Inc. and my positions as officer and/or director of ALG, Inc., TrueCar Dealer Solutions, Inc. and DealerScience, LLC.

I acknowledge that Section 1(b) of my employment agreement makes my resignation as President and CEO of TrueCar, Inc. trigger an automatic resignation as a member of the Board of Directors of TrueCar, Inc., unless otherwise requested by the Board. Because the Board has asked that I temporarily remain a member of the Board while TrueCar and I negotiate the terms of a 24-month consulting arrangement, TrueCar agrees that my resignation from the Board will be delayed until I enter into a consulting agreement with TrueCar, unless TrueCar earlier notifies me that negotiations over the agreement have reached an impasse.

TrueCar acknowledges and agrees that my resignation will be treated as a “Qualifying Termination” as this term is defined in Section 6(a) of my employment agreement. As noted above, TrueCar intends to negotiate in good faith a consulting agreement with me that would have a 24-month term, which would have the effect of extending the exercise period of all of my stock options during the term of that agreement and for three months after its expiration.

Please acknowledge your acceptance and agreement by signing below.

Sincerely,

/s/ Chip Perry
Chip Perry

ACCEPTED AND AGREED BY:

By:     /s/ Jeff Swart

Name:     Jeff Swart

Title:     EVP, General Counsel and Secretary